Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sun Communities, Inc. of our report dated April 17, 2015, relating to the combined statements of revenues and certain operating expenses of Green Courte Communities for the years ended December 31, 2014 and 2013 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statements) appearing in the Current Report on Form 8-K/A of Sun Communities, Inc. dated April 17, 2015.

/s/ DELOITTE & TOUCHE LLP

July 24, 2015